UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2012

NEW CENTURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina		28334
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dr. J. Larry Keen, Ed.D. to the Board of Directors

On February 28, 2012, the board of directors of New Century Bancorp, Inc. (the “Company”) elected J. Larry Keen, Ed.D., to its board of directors. Dr. Keen is the current President of Fayetteville Technical Community College, which is a role he has held since August of 2007. Prior to such time, he served a six-year tenure with the North Carolina Community College System as vice president for economic and workforce development.

At this time, the Company has not determined the committees of the board of directors, if any, to which Dr. Keen will be named. As a member of the board of directors, Dr. Keen will receive a cash fee for each board and committee meeting attended, along with a monthly cash retainer. He will be eligible to participate in the Company’s Directors’ Deferral Plan, under which individual directors may elect annually to defer receipt of all or a designated portion of their fees for the coming year. Fees deferred under the plan are used to purchase shares of the Company’s common stock by the administrator of the plan, with such deferred compensation disbursed in the future as specified by the director at the time of the deferral election. Dr. Keen will also be eligible to receive awards under the Company’s 2010 Omnibus Stock Ownership and Long-Term Incentive Plan. Awards under this plan may be issued in the form of stock options, restricted stock, long-term incentive compensation units, or stock appreciation rights.

Resignation of Watson G. Caviness from the Board of Directors

Also, effective on February 29, 2012, Watson G. Caviness retired from his position as a member of the board of directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: March 1, 2012